SECURITY DISTRIBUTORS, LLC

MARKETING ORGANIZATION AGREEMENT

COMMISSION SCHEDULE

SecureDesigns® Variable Annuity (the “Contract”)

Marketing Organization:

EFFECTIVE DATE OF COMMISSION SCHEDULE:    April 25, 2022

COMMISSIONS - This Commission Schedule is hereby made a part of and amends your selling agreement including, but not limited to, the SBL Variable Products Sales Agreement and/or Marketing Organization Agreement, as applicable (hereinafter called the “Agreement”), with Security Benefit Life Insurance Company and Security Distributors, LLC (hereinafter jointly called “SBL”), and commissions payable hereunder are subject to the provisions contained in the Agreement and this Commission Schedule. Minimum Purchase Payments are as set out in the applicable prospectus and Contract. Commissions to a Marketing Organization are equal to a percentage of each Purchase Payment written by Marketing Organization, as follows:

1.

UP FRONT COMMISSIONS: The rate of commissions paid on Purchase Payments made with respect to each particular Contract is based on the issue age of the Owner (or of the Annuitant if the Contract is owned by a non-natural person) as set forth in the tables below. You may select one of Commission Options A through D as shown in the table below at the time of application for each Contract. If no selection is made on the application, SBL will pay you pursuant to Option B. You may select a different option for each Contract but may not change the Option in effect after the Contract is issued.

Commission Option	OPTION A		OPTION B		OPTION C		OPTION D
Owner Issue Age	0 – 80	81 – 90	0 – 80	81 – 90	0 – 80	81 – 90	0 – 80	81 – 90
	5.00%	2.00%	3.50%	2.00%	2.50%	2.00%	0.00%	0.00%

*	No Commission will be paid on Purchase Payments made that are less than the minimum specified in the applicable prospectus and Contract.

2.

ASSET-BASED COMMISSIONS: Under each of the Commission Options (limited to issue ages 81-90 under Option A), SBL will also pay a commission based on the assets in the contract. The monthly asset-based commission is equal to 1/12 of the applicable percentage set forth in the table below multiplied by the aggregate Contract Value of those Contracts sold under the applicable Commission Option for which Marketing Organization is the broker of record and, with respect to Options A, B and C only, where the initial Purchase Payment is more than 12 months old. For Option D only, the asset-based commission will be based on the assets in the contract each month, measured per month from the Contract Date, and paid beginning the first calendar month after the Contract Date. No asset-based commission will be paid on Contracts that have annuitized under a life contingent annuity option. An Annuitization Fee may be available as discussed in paragraph 7.

Commission Option	OPTION A		OPTION B		OPTION C		OPTION D
Owner Issue Age	0 – 80	81 – 90	0 – 80	81 – 90	0 – 80	81 – 90	0 – 80	81 – 90
	0%	0.20%	0.25%	0.20%	0.40%	0.20%	0.65%	0.60%

3.

ALTERNATE WITHDRAWAL CHARGE RIDER: For a Contract sold with a CDSC Rider (also referred to as an “Alternate Withdrawal Charge Rider”), the up front and asset-based commission schedules set forth above do not apply. The following commission schedules will apply in lieu of those set forth above if a CDSC Rider is in effect. The following commission rates are applicable based upon the CDSC Rider selected and the issue age of the Owner (or of the Annuitant if the Contract is owned by a non-natural person).

i.	0 YEAR CDSC RIDER UP FRONT COMMISSION: No up front commission will be paid on a Contract with a 0 Year CDSC Rider.

ii.

0 YEAR CDSC RIDER ASSET-BASED COMMISSIONS: For a Contract with a 0 Year CDSC Rider and Commission Option A, SBL will pay an asset-based commission of 1.00% annually, based on the assets in the Contracts each month, measured per month from the applicable Contract Date, and paid beginning the first calendar month after the Contract Date. The amount of such monthly asset-based commission is equal to 1/12 of the applicable percentage multiplied by the aggregate Contract Value of those Contracts sold under Commission Option A for which Marketing Organization is the broker of record. No asset-based commission will be paid on Contracts that have annuitized under a life contingent annuity option. An Annuitization Fee may be available as discussed in paragraph 7.

iii.

4 YEAR CDSC RIDER UP FRONT COMMISSION*: The amount of up front commission for a Contract with a 4 Year CDSC Rider varies based upon the number of months measured from the applicable Contract Date. You may select either Commission Option A or B as shown below at the time of application for each Contract. You may select a different option for each Contract but may not change the Option in effect after the Contract is issued. If no selection is made on the application, SBL will pay you pursuant to Option B.

		OPTION A		OPTION B
		Owner Issue Age		Owner Issue Age
CDSC Rider	Number of months measured from Contract Date	0 – 80	81 – 90	0 – 80	81 – 90
4 year	0 – 6 months	3.50%	0.00%	4.00%	0.00%
	7 months and thereafter	2.00%	0.00%	2.50%	0.00%

*

The up front commission is equal to the applicable percentage of each Purchase Payment written by Marketing Organization based upon the applicable CDSC Rider in effect, the Commission Option and the issue age of the Owner. No Commission will be paid on Purchase Payments made that are less than the minimum specified in the applicable prospectus and Contract.

iv.

4 YEAR CDSC RIDER ASSET-BASED COMMISSIONS: Under Commission Options A and B, SBL will pay a monthly asset-based commission for a Contract with a 4 Year CDSC Rider, equal to 1/12 of the applicable percentage set forth in the table below multiplied by the aggregate Contract Value of those Contracts (for issue ages 0-80 only) sold under the applicable Commission Option for which Marketing Organization is the broker of record and (I) with respect to Option A, the initial Purchase Payment is more than 12 months old, or (II) with respect to Option B, the initial Purchase Payment is more than 60 months old.

For Option A and Option B, for issue ages 81 – 90, the asset-based commission will be paid beginning the first calendar month after the Contract Date. No asset-based commission will be paid on Contracts that have annuitized under a life contingent annuity option. An Annuitization Fee may be available as discussed in paragraph 7.

		OPTION A		OPTION B
		Owner Issue Age		Owner Issue Age
CDSC Rider	Number of months measured from Contract Date	0 – 80	81 – 90	0 – 80	81 – 90
4 year	1 – 12 months	0.00%	0.85%	0.00%	0.85%
	13 – 60 months	0.65%	0.85%	0.00%	0.85%
	61 months and thereafter	0.65%	0.85%	1.00%	0.85%

4.

TRANSFER OF SBL CONTRACT VALUES (INTERNAL EXCHANGES): SBL does not encourage exchanges; however, there may be times that another SBL product may better meet your client’s current needs. As a result, we will compensate you for assisting your clients in reevaluating their financial needs and making an exchange to a Contract under the circumstances set forth below. (Please note that purchase of a CDSC Rider is not permitted in connection with an internal exchange.) Transfer of value from the following SBL products is allowed, and a new commission will be payable as outlined below:

Source of Transfer Values	Commission Rate*
Variflex, Security Mark, VIVA and Gemini Outside the applicable CDSC period Provider I, Provider III, Premier I, Premier III Contracts in their 6th year or outside of CDSC period	Up front commission based on Option A or B from the tables above LESS 3.0%
VA1, VA3, VA4, Security Guardian, Security 80 and Conservator Outside the applicable CDSC period	Up front commission based on Commission Option from tables above

No commission (including asset-based commission) is paid on the transfer of cash, loan or surrender value of a life insurance or annuity contract issued by SBL or its affiliates applied to a Contract under this Commission Schedule, except under the circumstances set forth above.

5.	CONTRACT DATE: For the purpose of this Commission Schedule, the term “Contract Date” shall be the date the first Purchase Payment is credited to the Contract.

6.

DEATH BENEFIT APPLIED TO ANNUITY OPTION: In the event that a beneficiary of a Contract under this Commission Schedule applies the death benefit to one of the annuity options under the Contract, no commission will be payable upon such application. An Annuitization Fee may be available as discussed in paragraph 7.

7.

ANNUITIZATION: An Annuitization Fee will be paid to a Marketing Organization who secures from the Contract Owner (or his or her beneficiary) the proper forms and information to commence an immediate life contingent annuity option under the Contract and significantly assists the client and SBL in such settlement. The Annuitization Fee will be equal to 4% of the amount applied to a fixed life contingent annuity option and 2% of the amount applied to a variable life contingent annuity option.

8.

COMMISSION CHARGEBACK PROVISIONS: No Commission chargebacks are applicable to any partial withdrawals, full surrenders or death claims, except in the event of a free look surrender. SBL will charge back 100% of commissions in the event of a free look surrender.

9.

CHANGE OF COMMISSION SCHEDULE: Notwithstanding any other provision of the Agreement to the contrary, the following provisions shall apply. SBL reserves the right at any time, with or without notice, to change, modify or discontinue the up front commissions, asset-based commissions or any other compensation payable under this Commission Schedule.

10.

CHANGE OF DEALER: A Contract Owner shall have the right to designate a new marketing organization, or terminate a marketing organization without designating a replacement, by sending written notice of such designation or termination to SBL. Upon written notice to SBL by the owner of the designation of a new marketing organization, all the commissions and asset-based commissions shall be payable to the new marketing organization. Upon written notice to SBL by the Contract Owner of termination of Marketing Organization, without designating a new marketing organization, SBL shall cease paying commissions and asset based commissions to Marketing Organization.

11.

TERMINATION OF THE AGREEMENT/VESTING: In the event of termination of the Agreement for any reason, all rights to receive up front commissions, asset-based commissions or other compensation under this Commission Schedule shall be terminated, unless each of the following requirements is met: (i) the Agreement has been in force for at least one year; (ii) Marketing Organization is, at the time such commissions are payable, properly licensed to receive such commissions; (iii) Marketing Organization is providing service to the Contract Owner and performing its duties in a manner satisfactory to SBL; (iv) commissions paid to Marketing Organization in the previous calendar year amounted to at least $500; and (v) Marketing Organization has not been terminated, nor a new marketing organization designated, by the Contract Owner as set forth in paragraph 10 above.

THIS COMMISSION SCHEDULE replaces any previous Commission Schedule for the Contract listed above as of the Effective Date set forth above.

SECURITY DISTRIBUTORS, LLC		SECURITY BENEFIT LIFE INSURANCE COMPANY

By:	DAVID BYRNES	By:	DOUGLAS WOLFF
Title:	President and Head of Distribution	Title:	President